Exhibit 5.1

October 28, 2015

First Foundation Inc.

18101 Von Karman Avenue, Suite 700

Irvine, California 92612

Re:	Registration Statement on Form S-8 for the Registration of Shares of Common Stock under the First Foundation Inc. 2015 Equity Incentive Plan.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed on this date by First Foundation Inc., a California corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 2,178,558 shares of the Company’s common stock, $0.001 par value (“Common Stock”), reserved for issuance under the Company’s 2015 Equity Incentive Plan. We also have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to hereinabove and we have examined such documents and considered such questions of law as we have deemed necessary or appropriate to the rendering of this opinion. We also have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures

Based on and subject to the foregoing, it is our opinion that the 2,178,558 shares of Company Common Stock issuable under the 2015 Equity Incentive Plan, when issued against full payment therefor in accordance with the terms and conditions of such Plan, will be legally and validly issued, fully paid and nonassessable.

This opinion is limited solely to the corporate law of the State of California and the federal law of the United States and we are not expressing any opinion herein concerning any laws other than those laws.

As you are aware, shareholders of our firm own a total of 8,500 shares of common stock of the Company.

This opinion is intended solely for use in connection with the issuance and sale of shares of the Company’s Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Respectfully submitted,

/s/ STRADLING YOCCA CARLSON & RAUTH
STRADLING YOCCA CARLSON & RAUTH P. C.